Exhibit 23.3
December 22, 2009
China Hydroelectric Corporation
25B, New Poly Plaza,
No. 1 North Chaoyangmen Street,
Dongcheng District, Beijing,
People’s Republic of China 100101
Dear Sir or Madam,
We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities,” “Taxation”, “Legal Matters” and “Experts” in the prospectus included in the registration statement on Form F-1, originally filed by China Hydroelectric Corporation on December 8, 2009, with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours faithfully,

/s/ Global Law Office

Global Law Office